Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE    IMMEDIATELY
October 23, 2017

Deltic Announces Preliminary Third Quarter 2017 Results

EL DORADO, AR - Deltic Timber Corporation (NYSE-DEL), a natural resources company, today announced financial results for the third quarter of 2017.

Third Quarter 2017 Highlights

•	Net sales totaled $61.6 million, compared to $53.5 million for third quarter 2016

•	Net income was $2.5 million, or $.20 per diluted share, compared to net income of $1.5 million, or $.12 per diluted share, for the same period of 2016

Financial results for the third quarter of 2017 benefited from increased operating income in the Woodlands and Real Estate segments combined with lower corporate general and administrative expenses. The Manufacturing segment results were lower than third quarter 2016 due to planned maintenance at the Del-Tin Fiber medium density fiberboard ("MDF") plant to replace the press chains and a press belt. In addition, $2 million of debt was repaid on our revolving credit facility during the third quarter of 2017.

Woodlands Segment
Third Quarter 2017 Highlights

•	Sold 196,635 tons of pine sawtimber, 4% above Q3 2016

•	Pine sawtimber prices averaged $28/ton, unchanged from previous year quarter

•	Sold 153,665 tons of pine pulpwood, 23% above Q3 2016

•	Pine pulpwood prices averaged $7/ton, unchanged from previous year quarter

Woodlands Segment Financial Results

($ in millions)	Q3 2017	Q3 2016	Q2 2017
Segment net sales	$11.3	9.0	10.2
Segment operating income	$5.4	4.1	5.0

Woodlands segment operating income increased in third quarter of 2017 compared to third quarter 2016 principally due to higher volumes of sawtimber and pulpwood sold, despite significant wet weather in July and August. The increase in volume sold was mainly due to timber deed sales.

Manufacturing Segment

Third Quarter 2017 Highlights

•	Sold 80.5 million board feet of lumber, 16% above Q3 2016

•	Lumber prices averaged $15/MBF lower than Q3 2016

•	Sold 23.9 million square feet of MDF, 8% below Q3 2016

•	MDF prices decreased slightly compared to Q3 2016

•	Replaced press chains and press belt in MDF plant, improving production efficiency

Manufacturing Segment Financial Results

($ in millions)	Q3 2017	Q3 2016	Q2 2017
Segment net sales	$48.3	46.5	45.5
Segment operating income	$3.7	5.7	4.0

Manufacturing segment operating income decreased in third quarter 2017 compared to third quarter 2016, principally as a result of higher operating expenses in lumber and MDF and lower average sales prices for lumber, partially offset by higher lumber sales volumes. The MDF plant’s operating results were adversely impacted in the third quarter 2017 compared to previous year quarter due to the planned downtime in August to replace press chains and a press belt. Since the outage, the plant has been running at over 90% uptime and producing in excess of 20% of higher margin thin board.

Real Estate Segment

Third Quarter 2017 Highlights

•	Sold 72 residential lots compared to 25 lots in Q3 2016

•	Residential lot sales prices averaged $63,000/lot, down 10% from Q3 2016, due to mix

Real Estate Segment Financial Results

($ in millions)	Q3 2017	Q3 2016	Q2 2017
Segment net sales	$6.2	3.3	5.4
Segment operating income/(loss)	$1.0	(.2)	1.8

Real Estate segment operating income was higher in the third quarter of 2017 compared to third quarter 2016 due to increased residential lot sales, partially offset by lower average pricing per residential lot due to mix of lots sold. Lot sales reflect the closings of our successful Wildwood smaller lot offerings. Due to favorable demand, additional lot offerings are planned in fourth quarter in Wildwood as well as in three neighborhoods in Chenal Valley.

Corporate Segment General and Administrative Expense, Interest Expense, and Income Tax Expense

Corporate segment general and administrative expense was $4.1 million, compared to $5.4 million for the same period of 2016. The decrease reflects lower salaries and incentive expense as well as the benefit of cost reduction initiatives. Income tax expense in the third quarter of 2017 was $1.6 million, compared to a $.9 million in the prior-year’s third quarter.

Capital Expenditures

Capital expenditures were $8 million in the third quarter 2017 compared to $14.8 million for the third quarter of 2016. There were timberland acquisition expenditures of $.4 million in the third quarter of 2017 compared to timberland acquisition expenditures of $.5 million during the same period of 2016.

Outlook

Regarding the outlook for the fourth quarter and full year of 2017, Deltic currently anticipates the pine sawtimber harvest to be 275,000 to 300,000 tons and 885,000 to 910,000 tons, respectively, depending on weather conditions. Finished lumber sales volume is estimated to be 75 to 85 million board feet for the fourth quarter of 2017 and 295 to 305 million board feet for full-year 2017. MDF sales volume for the fourth quarter and year of 2017 is forecast to be 20 to 30 million square feet and 95 to 105 million square feet, respectively. Actual sales volumes for both finished lumber and MDF are dependent upon market conditions. Residential lot sales are projected at 70 to 80 lots for the fourth quarter and 150 to 160 lots for full-year of 2017. Commercial acreage within Chenal Valley continues to receive increased interest, with negotiations currently surrounding several tracts. However, due to the volatile nature of commercial real estate transactions and significant number of factors involved, it is difficult to anticipate future closings.

Separately, Deltic announced earlier today that it has entered into a merger agreement with Potlatch Corporation. For more information regarding the agreement, please refer to the Form 8-K filed August 23, 2017, with the Securities and Exchange Commission.

Forward-Looking Statements

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the federal securities laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing and volumes produced, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Conference Call

Deltic participated in a joint conference call with Potlatch earlier today, therefore the Company will not hold the third quarter 2017 earnings conference call originally planned for Thursday, November 2, 2017, at 10:00 a.m. Central Time.

Summary financial data and operating statistics for the third quarter of 2017 with comparisons to 2016 are contained in the attached tables.

About Deltic
Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiberboard plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:
Anna Torma
(870) 881-6463
ir@deltic.com

Deltic Timber Corporation
SEGMENT INFORMATION
(Preliminary and Unaudited)
(Millions of dollars)

	Three Months Ended		Three Months Ended
	September 30, 2017		September 30, 2016
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)

Woodlands	$11.3	5.4	9.0	4.1
Manufacturing	48.3	3.7	46.5	5.7
Real Estate	6.2	1.0	3.3	(0.2)
Corporate	—	(4.1)	—	(5.4)
Eliminations	(4.2)	.2	(5.3)	.3
Total net sales/operating income	$61.6	6.2	53.5	4.5

	Nine Months Ended		Nine Months Ended
	September 30, 2017		September 30, 2016
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)

Woodlands	$32.4	15.6	29.0	13.8
Manufacturing	140.8	11.7	137.6	16.0
Real Estate	12.9	1.9	11.2	1.0
Corporate	—	(12.9)	—	(14.8)
Eliminations	(15.9)	0.2	(16.9)	—
Total net sales/operating income	$170.2	16.5	160.9	16.0

Deltic Timber Corporation
CONSOLIDATED STATEMENTS OF INCOME
(Preliminary and Unaudited)
(Thousands of dollars, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net sales	$61,656	53,541	170,224	160,870

Costs and expenses
Cost of sales	43,795	37,506	118,835	111,895
Depreciation, amortization, and
cost of fee timber harvested	6,412	5,911	19,244	17,402
General and administrative expenses	5,188	5,562	15,658	15,566
Total costs and expenses	55,395	48,979	153,737	144,863

Operating income	6,261	4,562	16,487	16,007

Interest income	13	3	26	10
Interest and other debt expense, net
of capitalized interest	(2,273)	(2,256)	(5,852)	(7,133)
Other income	85	88	309	220

Income before income taxes	4,086	2,397	10,970	9,104

Income tax expense	(1,584)	(910)	(4,671)	(3,002)

Net income	$2,502	1,487	6,299	6,102

Earnings per common share
Basic	$.21	.12	.52	.50
Assuming dilution	$.20	.12	.52	.50

Dividends per common share declared	$—	.10	.30	.40
Dividends per common share paid	$.10	.10	.30	.30

Weighted average common shares
outstanding (thousands)
Basic	12,071	11,991	12,068	12,005
Assuming dilution	12,156	12,023	12,165	12,065

Deltic Timber Corporation
CONSOLIDATED BALANCE SHEETS
(Preliminary and Unaudited)
(Thousands of dollars)

	Sept. 30,	Dec. 31,
	2017	2016

Assets
Current assets
Cash and cash equivalents	$5,928	5,773
Trade accounts receivable, net of allowance	12,976	8,667
Inventories	11,014	12,228
Prepaid expenses and other current assets	5,230	3,334
Total current assets	35,148	30,002

Investment in real estate held for development and sale	59,231	59,111
Timber and timberlands - net	356,034	360,183
Property, plant, and equipment - net	105,216	102,890
Deferred charges and other assets	2,527	2,507

Total assets	$558,156	554,693

Liabilities and Stockholders' Equity
Current liabilities
Trade accounts payable	$8,166	8,583
Accrued taxes other than income taxes	3,505	2,052
Income tax payable	—	679
Deferred revenues and other accrued liabilities	8,801	8,508
Total current liabilities	20,472	19,822

Long-term debt	238,850	240,839
Deferred tax liabilities - net	2,895	1,744
Other noncurrent liabilities	40,541	41,095
Commitments and contingencies	—	—
Stockholders' equity
Cummulative perferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	90,631	89,090
Retained earnings	208,988	206,344
Treasury stock	(35,287)	(34,816)
Accumulated other comprehensive loss	(9,062)	(9,553)
Total stockholders' equity	255,398	251,193

Total liabilities and stockholders' equity	$558,156	554,693

Deltic Timber Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Preliminary and Unaudited)
(Thousands of dollars)

	Nine Months Ended
	September 30,
	2017	2016
Operating activities
Net income	$6,299	6,102
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	19,244	17,402
Stock-based compensation expense	1,243	2,586
Deferred income taxes	2,729	915
Real estate development capital expenditures	(3,955)	(4,204)
Real estate costs recovered upon sale	3,476	2,896
Timberland costs recovered upon sale	18	6
Net increase in liabilities for pension and other postretirement benefits	210	1,679
Net decrease in deferred compensation for stock-based liabilities	—	(551)
(Increase)/decrease in operating working capital other
than cash and cash equivalents	(6,449)	961
Other - changes in assets and liabilities	463	497
Net cash provided by operating activities	23,278	28,289

Investing activities
Capital expenditures requiring cash, excluding real estate development	(17,395)	(28,188)
Timberland acquisition expenditures requiring cash	(353)	(1,207)
Net change in purchased stumpage inventory	630	(1,324)
Net change in funds held by trustee	—	1
Other - net	406	308
Net cash required by investing activities	(16,712)	(30,410)

Financing activities
Proceeds from borrowings	6,000	26,000
Repayments of notes payable and long-term debt	(8,000)	(8,000)
Treasury stock purchases	(262)	(15,174)
Common stock dividends paid	(3,656)	(3,645)
Proceeds from stock option exercises	90	1,719
Excess tax provisions from stock-based compensation expense	—	(156)
Other - net	(583)	(1,023)
Net cash required by financing activities	(6,411)	(279)

Net decrease in cash and cash equivalents	155	(2,400)
Cash and cash equivalents at January 1	5,773	5,429

Cash and cash equivalents at September 30	$5,928	3,029

Deltic Timber Corporation
OTHER DATA
(Preliminary and Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Thousands of dollars)	2017	2016	2017	2016
Capital expenditures
Woodlands	$368	647	2,596	2,861
Manufacturing	5,913	11,908	15,161	26,563
Real Estate (includes development
expenditures)	1,670	2,180	4,174	4,268
Corporate	—	—	162	65
Total capital expenditures	$7,951	14,735	22,093	33,757

Timberland acquisition expenditures	$353	488	353	1,207

Woodlands
Pine sawtimber harvested from
fee lands - tons	196,635	188,643	608,859	598,024
Pine sawtimber price - per ton	$28	28	28	28

Chip-n-saw pulpwood harvested from
fee lands - tons	19,482	4,460	57,363	24,292
Chip-n-saw pulpwood price - per ton	$17	16	17	17

Pine pulpwood harvested from
fee lands - tons	153,665	124,662	369,406	368,228
Pine pulpwood price - per ton	$7	7	8	8

Timberland sales - acres	0.08	—	27.96	8.84
Timberland sales price - per acre	$10,625	—	11,548	4,426

Manufacturing
Finished lumber sales -
thousands of board feet	80,455	69,636	219,894	211,106
Finished lumber price -
per thousand board feet	$361	376	373	362
Finished MDF sales - (3/4 inch basis)
thousands of square feet	23,857	26,029	76,031	79,706
Finished MDF price - (3/4 inch basis)
per thousand square feet	$560	561	556	556

Real Estate
Residential
Lots sold	72	25	77	53
Average sales price - per lot	$63,000	70,000	63,000	80,000

Commercial
Acres sold	—	—	7.90	10.8
Average sales price - per acre	$—	—	392,000	152,000